Exhibit 99.1

Lumber Liquidators Announces Appointment Of

Famous P. Rhodes To Board Of Directors

TOANO, Va., December 13, 2017 /PRNewswire/ -- Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced the appointment of Famous P. Rhodes as a Class I director effective December 7, 2017.

“We are excited and pleased to welcome Famous to our Board of Directors,” commented Dennis Knowles, President and Chief Executive Officer. “Famous has a wealth of experience with digital technology and consumer experience. We look forward to benefiting from the knowledge and insight he will bring to Lumber Liquidators’ board as we continue to execute our business strategy.”

Mr. Rhodes currently serves as an Executive Vice President and the Chief Marketing Officer of Bluegreen Vacations Corporation, a vacation ownership company, serving in such role since August 2017. Prior to assuming his current position, he was Vice President of Digital Marketing and Customer Experience for AutoNation, Inc., an automotive retailer, from 2015 to 2017 and as Vice President of eCommerce for AutoNation, Inc. from 2012 to 2015. Before joining AutoNation, Inc., Mr. Rhodes served as Senior Director of Yahoo! Autos in 2012 and in several leadership roles for eBay Motors from 2007 to 2012, including Senior Director from 2011 to 2012. Mr. Rhodes’ experience prior to 2007 includes serving as Executive Vice President of DXS Financial Services, LP, Vice President of Car.com, and Manager at KPMG LLP. Mr. Rhodes received a B.A. degree at Texas A&M University and an M.B.A. from Texas Christian University.

About Lumber Liquidators

With over 385 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate, resilient vinyl and wood-look ceramic tile. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low-priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

For further information contact:

Lumber Liquidators Investor Relations

Steve Calk

Tel: 757.566.7512